Exhibit 99.1

Earnings Release

Paysign Reports Record Third Quarter 2026 Revenue of $30.8 Million, Up 43%; Operating Margin More Than Triples to 23.8%

Patient Affordability Growth Drives Revenue and Margin Expansion

Raises Full Year 2026 Gross Margin, Net Income, GAAP EPS and Adjusted EBITDA Guidance

Balance Sheet Supports Continued Investment and Growth Initiatives

HENDERSON, Nev. – November 9, 2026 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a provider of patient affordability offerings, donor compensation solutions, engagement and management platforms and integrated payment processing for the life sciences industries, today announced financial results for the third quarter 2026.

Third Quarter 2026 Financial Highlights

•	Revenues of $30.80 million in Q3’26, up 42.6% from Q3’25

•	Pharma revenue increased 109.8% to $16.62 million in Q3’26 versus Q3’25; added 62 net patient affordability programs during the past 12 months, exiting the quarter with 167 active programs

•	Plasma revenue increased 7.5% to $13.83 million in Q3’26 versus Q3’25; total net plasma center count decreased by 33 during the past 12 months, exiting the quarter with 562 centers

•	Gross profit margin was 64.7% in Q3’26 compared to 56.3% in Q3’25; operating margin increased to 23.8% in Q3’26, up from 7.3% in Q3’25

•	GAAP net income of $6.74 million, or $0.11 per fully diluted share in Q3’26 versus GAAP net income of $2.22 million, or $0.04 per fully diluted share in Q3’25

•	Adjusted EBITDA of $10.98 million in Q3’26, up 118.0% from $5.04 million for Q3’25 [1]

•	Exited the quarter with $34.54 million of unrestricted cash and zero bank debt

•	Confirming full-year 2026 revenue outlook of $114.0 million to $117.0 million; raising full-year 2026 guidance for Gross Profit Margin, Net Income, GAAP Diluted EPS, and Adjusted EBITDA [1]

1Adjusted EBITDA and Adjusted operating margin are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA and operating income margin to Adjusted operating margin at the end of the press release.

“This was a strong quarter, with patient affordability continuing to compound,” said Mark Newcomer, President and CEO of Paysign. “We expanded to 167 active programs and increased the quarterly revenue per program by approximately 32% to $99,524. As that business becomes a larger share of our total revenue, we’re seeing gross margin and operating margin expand together, which is translating into higher Adjusted EBITDA.”

“Separately, our plasma business continued to generate consistent results, supporting investment in our software business,” continued Newcomer. “Subsequent to the end of the quarter, one of our plasma customers informed us of a decision to move their payment processing for 113 centers to another provider where they have a banking relationship. We remain their processor for a number of other centers under existing agreements.”

1

“Patient affordability is driving our business, and we are seeing demand and momentum continue to build. Plasma remains an important part of our business, and our experience as one of the leading processors in the industry has given us the insights to understand the challenges plasma centers face. That understanding has shaped a software platform that we believe, if cleared by regulators, will offer our customers a value-added way to streamline and more effectively operate their business. The operating and profitability margins for patient affordability are higher than those of our legacy payment processing in plasma, and as we have diversified our business, our corporate margin profile has improved. We would expect our software platform to further enhance that dynamic and unlock incremental operating leverage,” Newcomer concluded.

2026 Third Quarter Results

Total revenues increased 42.6%, to $30.80 million, led by strength in patient affordability. Pharma industry revenue more than doubled, up 109.8% to $16.62 million, as 62 net new programs launched over the past 12 months driving higher management fees, claim processing fees and related services. Processed claims increased approximately 55% year-over-year. Plasma revenue increased 7.5% to $13.83 million as our centers delivered higher average monthly revenue per center of $8,187, up from $7,122, reflecting stronger per center utilization. The Company exited the quarter with 562 centers, a decline from 595 centers in the third quarter of 2025.

Business Key Metrics and Events:

•	Third quarter 2026 gross dollar load volume was down 1.0% versus third quarter 2025

•	Third quarter 2026 gross spend volume was down 1.3% versus third quarter 2025

•	Subsequent to the end of the third quarter, the Company was notified by a plasma customer of its intent to transition payment processing for 113 centers to another provider by year-end where they have a banking relationship; these centers generated trailing 12-month revenue of $11.3 million and gross profit of $5.2 million. The fourth quarter estimated impact is $1.5 million in revenue and $700 thousand in gross profit.

Cost of revenues increased 15.2% to $10.88 million due to related costs associated with the growth in the businesses including network and related costs, call center support costs, a new customer service contact center that went live in November 2025 and higher employee costs. Gross profit margin improved 840 basis points to 64.7% compared to 56.3% in the third quarter of 2025 as the Company experienced a greater mix of pharma revenue.

Total operating expenses were $12.60 million compared to $10.57 million in the third quarter of 2025, an increase of 19.2%. Selling, general and administrative expenses increased by 22.8% to $10.29 million. Of that amount, stock compensation expense increased 7.1% to $1.36 million. Depreciation and amortization expenses increased by $119 thousand, or 5.4%, due mainly to the amortization of intangible assets from the Gamma acquisition and the continued capitalization of new software development costs and equipment purchases related to the enhancement to the processing platform. Operating margin was 23.8% compared to 7.3% in the third quarter of 2025.

The company recorded an income tax provision of $1.45 million, resulting in an effective tax rate of 17.8%. This was an increase from the $30,482 provision recorded during the same period last year where the effective tax rate was 1.4%. The effective tax rates reflect adjustments for discrete quarterly items and tax benefits from stock-based compensation. The significant driver in the discrete item adjustments in the third quarter of 2026 was primarily related to the increase in stock price at September 30, 2026, when compared to the same period in the prior year.

Net income for the quarter totaled $6.74 million, or $0.11 per fully diluted share, an increase of 204.1% from $2.22 million, or $0.04 per fully diluted share, reported in the third quarter of 2025. On a non-GAAP basis, EBITDA, defined as earnings before interest, taxes, depreciation and amortization, increased by $5.86 million, or 155.2%, to $9.63 million. Adjusted EBITDA, which excludes stock-based compensation and change in fair value of contingent consideration from EBITDA and is used by management to evaluate core operating performance, rose $5.95 million, or 118.0%, to $10.95 million.

2

Balance Sheet at September 30, 2026

The company’s unrestricted and restricted cash balances increased by a combined $71.35 million from December 31, 2025, largely related to the improvement in our operating results, growth of existing customer programs and the launch of new customer programs.

During the nine months ended September 30, 2026, unrestricted cash increased by $13.47 million to $34.54 million. The increase was attributable to net income, non-cash adjustments, and the timing of operating assets and liability payments, partially offset by capital investments in intangible and fixed assets, payments of other liabilities associated with the Gamma acquisition, and shares withheld to satisfy employee tax obligations related to equity awards.

Restricted cash increased $57.88 million to $201.79 million from December 31, 2025, primarily related to an increase in funds on card of $5.18 million and an increase in customer program deposits for our plasma and pharma customers of $52.70 million. Restricted cash represents customer card funds loaded or available to be loaded on cards for the Company’s card product programs, as well as funds received in advance from patient affordability clients under prefunded programs that will be used to pay pass-through reimbursement claims. The Company records an equal and corresponding liability for both card funds and patient affordability funds received in advance.

2026 Outlook

“Patient affordability momentum carried through the third quarter, and it shows in the results,” commented Jeff Baker, Chief Financial Officer of Paysign. “Revenue, gross margin, net income and Adjusted EBITDA all finished above the high end of our third quarter guidance. That strength, combined with the visibility into additional program launches, gives us confidence we’ll land within our revenue outlook of $114.0 million to $117.0 million but exceed our prior full-year profitability outlook, even after accounting for the 113 centers that we anticipate transitioning to another provider during the fourth quarter. Patient affordability’s growth is the kind of diversification we set out to build, giving us a second source of growth that we believe can help offset changes like this. As we look to 2027, the growth we expect from patient affordability remains on track, and the transition of these centers does not change that trajectory. Beyond that, we expect our software platform to represent the next step in that evolution, an incremental opportunity layered on top of our existing business.”

Full Year 2026
Revenue	$114.0M – $117.0M
Revenue growth (YoY)	39.0% – 43.0%
Gross profit margin	63.5% – 64.5%
Net income	$23.0M – $24.0M
Diluted EPS	$0.37 – $0.38
Adjusted EBITDA[2]	$38.5M – $40.0M

Paysign expects to exit 2026 with 190-195 active patient affordability programs and 445–450 plasma centers.

2 The company is unable to provide a reconciliation of forward-looking adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, net income (and net income per diluted share), without unreasonable effort due to the variability, complexity and low visibility of certain reconciling items. These items include, but are not limited to, stock-based compensation and other non-recurring items, which could have a material impact on GAAP results.

3

Third Quarter 2026 Financial Results Conference Call Details

The company will hold a conference call at 5 p.m. Eastern time today, Monday November 9, 2026, to discuss its third quarter 2026 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until January 25, 2027, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13763287. An audio replay and a transcript of the call will be available following the call on the company's website, www.paysign.com, under Investor Relations, Investor Resources. The earnings release and the financial and other statistical information discussed on the call, including a reconciliation of any non-GAAP financial measures to the most directly comparable GAAP financial measures, are available on the company's website, www.paysign.com, under Investor Relations, SEC Filings.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our confirmation of our full-year 2026 expectations for revenue and increase in 2026 gross profit margin, net income, GAAP Diluted EPS, and Adjusted EBITDA expectations; our statement that patient affordability is driving our business and that we are seeing demand and momentum continue to build; our expectation that, as our patient affordability business becomes a larger share of our total revenue, gross margin and operating margin will expand together, translating into higher Adjusted EBITDA; our expectations regarding the transition of payment processing for 113 centers of one of our plasma customers to another provider, which we anticipate will occur during the fourth quarter and by year-end, and our statement that we remain that customer’s processor for a number of other centers under existing agreements; our belief that our software platform, if cleared by regulators, will offer our customers a value-added way to streamline and more effectively operate their business, our expectation that our software platform will further enhance our margin dynamic and unlock incremental operating leverage, and our expectation that our software platform will represent the next step in our evolution, an incremental opportunity layered on top of our existing business; our belief that the strength we have seen through the third quarter, combined with the visibility into additional program launches, gives us confidence we will land within the full-year revenue expectation but exceed our prior full-year profitability outlook, even after accounting for the 113 centers that we anticipate transitioning to another provider during the fourth quarter; our belief that patient affordability’s growth gives us a second source of growth that can help offset changes like the plasma center transition; our belief that our balance sheet supports continued investment and growth initiatives; our expectation that we will exit 2026 with 190–195 active patient affordability programs and 445–450 plasma centers; our belief that non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results; and our expectations for total revenues, revenue growth, gross margin, net income, diluted earnings per share, and Adjusted EBITDA for full-year 2026. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; the risk that we may not be able to add new patient affordability programs or retain existing programs at anticipated rates; the risk that plasma center customers may switch to competing providers or close centers, reducing our revenue, including the risk that the plasma center transition described in this release occurs sooner, involves more centers or has a greater impact than we anticipate; the risk that our software platform is not cleared by regulators on the timeline we expect, or at all, or does not achieve market acceptance; the risk that our outlook and guidance may not be achieved due to factors within or outside our control; that a downturn in the economy could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; changes in the regulatory or legislative environment affecting pharmaceutical patient affordability or copay assistance programs, including potential restrictions on copay accumulator or maximizer programs; that a data security breach could expose us to liability and protracted and costly litigation; risks related to the integration of acquisitions, including the Gamma acquisition, and the realization of anticipated benefits therefrom; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025 and our subsequent Quarterly Reports on Form 10-Q. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

4

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) operates at the intersection of fintech and healthcare, integrating advanced payment processing and program management with tailored technologies for the plasma, pharmaceutical and life sciences industries. Their breakthrough patient affordability solutions ensure patients receive the financial assistance they need to adhere to prescribed therapies by mitigating the effects of copay accumulators and maximizers. Paysign specializes in blood and plasma donor compensation programs, as well as comprehensive engagement and management platforms optimized for life sciences. Paysign’s proprietary processing architecture supports physical, virtual, mobile and bank-based payments with real-time transaction intelligence, enabling efficient, compliant and scalable program delivery. Through advanced reporting, analytics and in-house 24/7 bilingual customer support, Paysign delivers measurable value, exceptional service and a superior experience for donors, patients, healthcare providers, pharmaceutical manufacturers and program sponsors across their growing fintech healthcare ecosystem. The company is committed to improving efficiencies, reducing costs, streamlining communications, increasing program performance and providing actionable insights to those they serve.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: 888.522.4850 pr@paysign.com

5

Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Plasma industry	$13,826,621	$12,860,478	$38,615,772	$33,014,282
Pharma industry	16,620,579	7,920,604	46,949,164	24,293,163
Other	352,958	815,396	1,525,717	1,965,535
Total revenues	30,800,158	21,596,478	87,090,653	59,272,980

Cost of revenues	10,880,300	9,446,089	31,054,827	23,676,598

Gross profit	19,919,858	12,150,389	56,035,826	35,596,382

Operating expenses
Selling, general and administrative	10,291,131	8,378,018	27,752,063	23,976,238
Depreciation and amortization	2,309,103	2,190,420	7,285,088	6,111,520
Total operating expenses	12,600,234	10,568,438	35,037,151	30,087,758

Income from operations	7,319,624	1,581,951	20,998,675	5,508,624

Other income
Interest income, net	870,573	663,666	2,565,639	2,031,024

Income before income tax provision	8,190,197	2,245,617	23,564,314	7,539,648
Income tax provision	1,454,503	30,482	4,633,165	1,350,652

Net income	$6,735,694	$2,215,135	$18,931,149	$6,188,996

Net income per share
Basic	$0.12	$0.04	$0.34	$0.11
Diluted	$0.11	$0.04	$0.30	$0.10

Weighted average common shares
Basic	56,703,842	54,797,527	56,000,291	54,205,002
Diluted	62,719,220	61,770,520	62,368,383	58,955,421

6

Paysign, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2026 (Unaudited)	December 31, 2025 (Audited)
ASSETS
Current assets
Cash	$34,539,557	$21,067,651
Restricted cash	201,794,157	143,917,060
Accounts receivable, net	75,773,472	72,191,994
Other receivables	345,228	926,529
Prepaid expenses and other current assets	2,472,213	1,953,717
Total current assets	314,924,627	240,056,951

Fixed assets, net	1,846,519	1,897,892
Intangible assets, net	19,636,361	22,346,213
Goodwill	4,487,637	4,487,637
Operating lease right-of-use asset	5,100,712	5,729,541
Deferred tax asset, net	1,478,334	1,734,969

Total assets	$347,474,190	$276,253,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$69,449,438	$70,542,803
Customer card funding	200,820,880	143,191,068
Operating lease liability, current portion	910,585	751,503
Other liabilities, current portion	1,788,992	1,863,116
Total current liabilities	272,969,895	216,348,490

Operating lease liability, long-term portion	4,584,867	5,273,891
Other liabilities, long-term portion	3,564,666	6,140,651

Total liabilities	281,119,428	227,763,032
Common stock; $0.001 par value; 150,000,000 shares authorized, 58,513,071 and 56,021,596 issued at September 30, 2026 and December 31, 2025, respectively	58,513	56,022
Additional paid-in capital	39,626,439	35,503,253
Treasury stock at cost, 1,675,203 and 934,708 shares, respectively	(7,340,950)	(2,148,715)
Retained earnings	34,010,760	15,079,611
Total stockholders’ equity	66,354,762	48,490,171

Total liabilities and stockholders’ equity	$347,474,190	$276,253,203

7

Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation and change in fair value of contingent consideration. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges and change in fair value of contingent consideration.

The Company uses EBITDA and Adjusted EBITDA as indicators of operating performance. Neither measure is intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2026	2025	2026	2025
Reconciliation of Adjusted EBITDA to net income:
Net income	$6,735,694	$2,215,135	$18,931,149	$6,188,996
Income tax provision	1,454,503	30,482	4,633,165	1,350,652
Interest income, net	(870,573)	(663,666)	(2,565,639)	(2,031,024)
Depreciation and amortization	2,309,103	2,190,420	7,285,088	6,111,520
EBITDA	9,628,727	3,772,371	28,283,763	11,620,144
Stock-based compensation	1,355,748	1,265,591	3,892,007	2,892,309
Change in fair value of contingent consideration	–	–	(990,000)	–
Adjusted EBITDA	$10,984,475	$5,037,962	$31,185,770	$14,512,453

8

“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense and change in fair value of contingent consideration as a percentage of revenue. A reconciliation of net income margin to Adjusted EBITDA margin is provided in the table below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
Reconciliation of adjusted EBITDA margin to net income margin:
Net income margin	21.9%		10.3%		21.7%		10.4%
Income tax provision	4.7%		0.1%		5.3%		2.3%
Interest income, net	(2.8%	)	(3.1%	)	(2.9%	)	(3.4%	)
Depreciation and amortization	7.5%		10.1%		8.4%		10.3%
EBITDA margin	31.3%		17.5%		32.5%		19.6%
Stock-based compensation	4.4%		5.9%		4.5%		4.9%
Change in fair value of contingent consideration	0.0%		0.0%		(1.1%	)	0.0%
Adjusted EBITDA margin	35.7%		23.3%		35.8%		24.5%

“Adjusted operating margin” is defined as income from operations excluding fair value adjustment on contingent consideration as a percentage of the company’s revenue is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026		2025
Reconciliation of adjusted operating margin to operating margin:
Operating margin	23.8%	7.3%	24.1%		9.3%
Change in fair value of contingent consideration	–	–	(1.1%	)	–
Adjusted operating margin	23.8%	7.3%	23.0%		9.3%

9